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                                  November 21,
                                      2003

Worldwide Restaurant Concepts, Inc.
15301 Ventura Boulevard
Building B - Suite 300
Sherman Oaks, California  91403

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as counsel to Worldwide Restaurant Concepts, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof with respect to the registration under the Securities Act of 1933, as amended, of an additional 1,200,000 shares of Common Stock of the Company (the "Shares") pursuant to the Company's 1997 Employee Stock Incentive Plan, as amended (the "Plan").

         We have examined, among other things, the Company's Articles of Incorporation and Bylaws, each as amended to date, the Plan and records of corporate proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan. Based on the foregoing and in reliance thereon, it is our opinion that the Shares, when they are issued in accordance with the Plan, will be validly issued, fully paid and non-assessable. We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                          Very truly yours,

                          /s/ Pachulski, Stang, Ziehl, Young, Jones & Weintraub, P.C.

                                   EXHIBIT 5.1

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